For Immediate Release

Ferro Announces Corporate Governance Enhancements

CLEVELAND, Ohio – August 22, 2012 – Ferro Corporation (NYSE: FOE, the “Company”) today announced that it has taken action on three matters involving its corporate governance framework.

First, the Board of Directors authorized the Company to prepare a binding proposal to opt out of provisions of the Ohio Control Share Acquisition Act. It is the Board’s intent that the proposal be included in the Company’s proxy statement and voted on by shareholders at the Company’s 2013 Annual Meeting of Shareholders.

Second, the Board of Directors adopted a majority voting policy for the election of directors. Under the policy, in the event of an uncontested election for directors in which a nominee for director received a greater number of votes “withheld” than votes “for” election, the director would be expected to tender his or her resignation. The Ferro Board of Directors would accept or reject the resignation, taking into account the recommendation of the Governance & Nomination Committee of the Board, and other relevant information.

Third, the Company has implemented a compensation clawback policy. The policy allows the recovery of compensation from certain current and former key employees, including executive officers, in the event that the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements and the employees willfully committed an act of fraud, dishonesty or recklessness that contributed to the Company’s obligation to prepare the accounting restatement.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,100 employees globally and reported 2011 sales of $2.2 billion.

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INVESTOR CONTACT:

David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-5488
E-mail: david.longfellow@ferro.com

MEDIA CONTACT:

Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-5401
E-mail: mary.abood@ferro.com